                                                                     Exhibit 2.2

                                FIRST AMENDMENT
                                       TO
                       EQUITY INTEREST PURCHASE AGREEMENT


     This First Amendment to Equity Interest Purchase Agreement (this "Amendment") is entered into as of the 13th day of December, 2000, by and among Steven Watts, an individual, Allen Shaw, an individual, Gordon Gray, Jr., an individual, Gordon Gray 1956 Living Trust, f/b/o Gordon Gray, Jr., a North Carolina trust (the "Gordon Gray Trust"), Centennial Broadcasting Nevada, Inc., a North Carolina corporation ("Centennial Nevada"), Centennial Broadcasting, LLC, a North Carolina limited liability company ("Centennial Broadcasting"), Centennial Broadcasting License, LLC, a North Carolina limited liability company ("Centennial License") (Centennial Nevada, Centennial Broadcasting and Centennial License, collectively, the "Centennial Entities"), and Beasley Mezzanine Holdings, LLC, a Delaware limited liability company ("Buyer") (assignee of Beasley FM Acquisition Corp., a Delaware corporation).

                                   BACKGROUND

     The parties hereto are parties to that certain Equity Interest Purchase Agreement dated as of June 2, 2000 (the "Purchase Agreement"); and

     The parties have agreed to amend certain terms and conditions of the Purchase Agreement; and

     Accordingly, in consideration of the foregoing and of the mutual promises, covenants and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                             AMENDMENT TO AGREEMENT

     The Purchase Agreement is hereby amended as follows:

     1.   Reduction of Purchase Price. The parties have agreed to a reduction of
          ---------------------------
the Purchase Price. Accordingly, clause (i) of Section 1.6 of the Purchase Agreement is amended to read as follows:

                "(i) One Hundred Nine Million Seven Hundred Fifty Thousand Dollars ($109,750,000) (the "Base Price"), plus"
                                                     ----

     2.   Extension of Upset Date.  The parties have agreed to an extension of
          -----------------------
time for Closing.  Accordingly, the last clause of the first sentence of Section
1.7.1 of the Purchase Agreement is amended to read as follows:

          "provided, however, that the Closing shall occur no later than January 31, 2001 (the "Upset Date") to be effective as of 12:01 a.m. on February 1, 2001."

     3.   Waiver of Condition.  Buyer has agreed to accept certain adverse
          -------------------
developments with respect to the cash flows of the Stations.  Accordingly,
Section 5.2.3 of the Purchase Agreement is amended to add the following proviso at the end of the Section:

          "; provided, however, that no decline in cash flows of any one or more of the Stations shall constitute a material adverse development for purposes of this Section."

     4.   Haeuser Property. As a result of potential environmental concerns, the
          ----------------
parties have agreed that the ground lease with the Haeuser Trust (the "Haeuser Lease") will be an Excluded Asset and a Retained Liability. Accordingly, the Purchase Agreement is amended as follows:

          Schedule 1.2.3 is amended to delete the reference to the Haeuser Lease
          --------------
          (item No. 38 under the heading "New Orleans").

          Schedule 1.2.4 is amended to delete the reference to the Haeuser Lease
          --------------
          (item No. 9 under the heading "Leased Real Property").

          A new Section 1.3.8 is added as follows: "The rights arising under that certain Ground Lease relating to property situated in Jefferson Parish, Louisiana, made effective as of November 24, 2000, by and between Louis and Lucille Haeuser and Centennial Broadcasting, LLC (the "Haeuser Lease")."

          A new Section 1.5.15 is added as follows: "The obligations arising under the Haeuser Lease."

     5.   Environmental Matters.  The parties have completed their environmental
          ---------------------
due diligence.  Accordingly, the Purchase Agreement is amended as follows:

          Section 4.6 is amended to read as follows: "Buyer has obtained Environmental Assessments for each of the parcels of the Real Property other than a potential new tower site for KSTJ on Black Mountain (the "Environmental Assessments"). Buyer has noted a potential environmental issue with respect to an above ground storage tank at the KJUL transmitter site. The parties agree that resolution of such environmental issue at the KJUL transmitter site shall not be a condition to Closing. Centennial Broadcasting has retained Environmental Resources Management to perform, for the benefit of Centennial Broadcasting, Buyer and Buyer's senior lenders, a Phase I Environmental Assessment for the property proposed to be leased under the "New KSTJ Lease" (as defined in Section 4.19) (the "KSTJ Environmental Assessment"). In the event the KSTJ Environmental Assessment discloses any recognized environmental conditions on the site subject to the New KSTJ Lease (the "KSTJ Site"), or any potential that such conditions may exist, then Buyer may conduct or have conducted at its expense additional testing to confirm or negate the existence of any such conditions. If the KSTJ Environmental Assessment or additional testing reflects the existence of any Hazardous Substances on the KSTJ Site which are required to be addressed by any Environmental Statute, or the presence of any other conditions on the KSTJ Site which are required to be addressed by any Environmental Statute (either case referred to as an "Environmental Condition"), then the following rights and obligations shall apply:
          (a) if the Environmental Condition is one which can be brought into compliance with applicable laws at a cost of less than $100,000, then Buyer shall be required to proceed to Closing and shall cause Centennial Broadcasting to address such Environmental Condition following the Closing Date, and Sellers shall reimburse Buyer for all reasonable out-of-pocket costs incurred in addressing such Environmental Condition so as to bring it into compliance with applicable laws, up to $99,999; and (b) if the Environmental Condition is one which cannot be brought into compliance with applicable laws at a cost of less than $100,000 (a "Material Environmental Condition"), then Buyer may, at its option, either (i) terminate this Agreement by giving notice of termination to Sellers no later than 5:00 p.m. EST on January 15, 2001, or (ii) proceed to Closing, in which latter event Buyer shall cause Centennial Broadcasting to assume the obligation to address such Environmental Condition following the Closing Date, and Sellers shall reimburse Buyer for all reasonable out-of-pocket costs incurred in addressing such Environmental Condition so as to bring it into compliance with applicable laws, up to $99,999. If Buyer has not given notice of termination to Sellers by the date and time specified in clause (i) above, Buyer shall be deemed to have exercised option
          (ii). In either event, the obligation of Seller to reimburse Buyer following the Closing Date for remediation costs shall be satisfied from the funds held under the Indemnification Escrow Agreement. The performance of the Environmental Assessments by Buyer and of the KSTJ Environmental Assessment for the benefit of Buyer shall not relieve Sellers or the Centennial Entities of any obligation with respect to any representation, warranty or covenant of Sellers or the Centennial Entities in this Agreement."

          Section 5.2.9 of the Purchase Agreement is deleted and replaced with the following text: "To the extent that the KSTJ Environmental Assessment or additional testing conducted pursuant to Section 4.6 hereof reflects the existence of a Material Environmental Condition and Buyer shall fail to provide notice to Sellers prior to 5:00 p.m. EST on January 15, 2001 of

          Buyer's election to terminate this Agreement, then the Closing will occur as scheduled, but Buyer shall have the option not to assume the New KSTJ Lease (as defined herein) if Buyer gives written notice to Sellers on or before 5:00 p.m. EST on January 15, 2001 ("KSTJ Lease Notice"). If Buyer provides Sellers a KSTJ Lease Notice within the time specified above, then the rights and obligations under the New KSTJ Lease shall be an Excluded Asset and a Retained Liability, respectively, and the characterization of the New KSTJ Lease as an Excluded Asset shall not be deemed to cause the breach of any representation or warranty of Sellers or the Centennial Entities under the Purchase Agreement."

          Section 6.1.1(j) of the Purchase Agreement is amended to read as follows: "(j) the conditions disclosed in the Phase I, Phase II and other reports referenced on Schedules 2.30.1 and 2.30.2;"
                                      ----------------     ------

          Schedule 2.30.2 is amended by substituting new Schedule 2.30.2 in the
          ---------------                                ---------------
          form attached to this Amendment.

     6.   WBYU(AM).  The parties have agreed that the Haeuser Lease for the site
          --------
from which WBYU(AM) is presently transmitting will be an Excluded Asset and a Retained Liability, and have agreed to the following arrangement with respect to WBYU(AM). Accordingly, the Purchase Agreement is amended as follows:

          A new Section 1.8.4 is added to the Purchase Agreement reading as follows: "1.8.4 WBYU(AM). The parties acknowledge and agree that
                            --------
          Centennial Broadcasting intends to vacate the premises leased under the Haeuser Lease and that Centennial Broadcasting will not be transmitting a signal from WBYU(AM) at Closing. Because of the uncertainties surrounding WBYU(AM), the parties have agreed that (a) the Base Price shall be reduced by an additional $1,500,000 at Closing; and (b) Buyer will be solely responsible for all actions required to re-commence transmission of such signal following the Closing, including without limitation securing a lease for a transmitter site, erecting a tower and securing all required governmental consents and approvals. Sellers shall not have any liability whatsoever to Buyer or its affiliates with respect to Buyer's inability to reinstate transmission of the WBYU(AM) signal following the Closing Date, except to the extent that such inability is caused by the actions of Sellers, their employees, independent contractors or agents (excluding, however, actions of Allen Shaw taken in his capacity as an agent or employee of Buyer or its affiliates). In addition, the parties agree that Centennial Broadcasting may take all actions it deems necessary or appropriate to vacate the premises leased under the Haeuser Lease and to cease transmission of the WBYU(AM) signal in conformance with applicable FCC requirements, which actions are expressly agreed to and shall not be deemed to violate Section 4.11 of the Purchase Agreement or to cause the breach of any representation nor warranty of Sellers or the Centennial Entities under the Purchase Agreement; provided that all liabilities arising out of or in connection with the Centennial Entities' actions or omissions or those of its employees, independent contractors and agents, on or affecting the premises under the Haeuser Lease shall be Retained Liabilities."

          Section 5.2.11 of the Purchase Agreement is deleted and replaced with the following text: "Centennial Broadcasting and Centennial License shall have vacated the Haeuser Property, terminated the Haeuser Lease, obtained Special Temporary Authority to cease transmissions of station WBYU(AM) and ceased such transmissions."

          Section 6.1.1(1) is deleted and replaced with the following text:
          "(1) or in connection with the Centennial Entities' operation of WBYU(AM) on the property that is the subject of the Haeuser Lease and the actions or omissions of its employees, independent contractors and agents on or affecting such property, including any liability arising under the Haeuser Lease or its termination and any liability of any kind related to the environmental condition of the Haeuser Property."

          Section 7.4.2 is amended to read as follows: "Sellers and the Centennial Entities shall give prompt written notice to Buyer if either of the following (a "Specified Event") shall occur at any of the Stations except for WBYU(AM): (a) the regular broadcast transmission of any of the Stations in the normal and usual manner are interrupted or discontinued; or (b) any of the Stations that are FM broadcasting stations are operated at less than their respective licensed antenna height above average terrain or at less than ninety percent (90%) of their respective licensed effective radiated power. If any Specified Event at a Station except for WBYU(AM) persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the markets served such Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (x) terminate this Agreement by written notice given to Sellers not more than ten (10) days after the expiration of such thirty (30) day period, or (y) proceed in the manner set forth in Section 7.4.1. The Centennial Entities promptly shall provide Buyer with any correspondence between the Centennial Entities and the FCC relating to the discontinuance of operations at WBYU(AM). In the event of termination of this Agreement by Buyer pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder. Notwithstanding anything in this Agreement to the contrary, no interruption or discontinuation of regular broadcast transmission at WBYU(AM) shall constitute a Specified Event."

     7.   Approval of Operating Items. Attached hereto as Exhibit II is a letter
          ---------------------------
from Allen Shaw to Bruce Beasley dated September 15, 2000. Buyer hereby approves all items described in the memorandum, with the exception of the WBYU format change and the assumption of the contract for the KSTJ consultant, to the extent that such approval is required under Section 4.11.6 of the Purchase Agreement.

     8.   KSTJ Tower Lease.  The parties have agreed that Buyer will negotiate
          ----------------
directly with Boulder City, Nevada, to enter into a new lease agreement for tower space for Station KSTJ-FM at Red Mountain Communication Site, and that Centennial Broadcasting will not assign to Beasley its Joint Use Space Lease Agreement for such tower space dated September 1, 1996 (the "KSTJ Tower Lease"). Accordingly, the Purchase Agreement is amended as follows:

          Schedule 1.2.3 is amended to delete the reference to the KSTJ Tower
          --------------
          Lease (item No. 2 under the heading "Las Vegas").

          Schedule 1.2.4 is amended to delete the reference to the KSTJ Tower
          --------------
          Lease (item No. 5 under the heading "Leased Real Property").

In addition, to the extent that the base lease payments for the period from the Closing Date through August 31, 2001 under the new KSTJ Tower Lease for the Red Mountain site are greater than they would have been under the existing Red Mountain site tower lease, such overage shall be a proration item in favor of Buyer.

     9.   Conforming Changes.  To reflect the deletion of the Haeuser Lease and
          ------------------
the KSTJ Tower Lease from Schedules 1.2.3 and 1.2.4, the following conforming
                          ---------------     -----
changes are made to the Purchase Agreement:

          The first sentence of Section 2.12.1 is amended to read as follows:
          "The KSTJ Tower Lease, a lease for a transmitter site for WBYU and the Real Property listed on Schedule 1.2.4 together constitute all the
                                  --------------
          real property owned ("Owned Real Property") or leased ("Leased Real Property") by the Centennial entities or others in connection with the operation of the Stations as they are now operated."

          Section 2.25 is amended to read as follows: "The Assets are sufficient to operate the Stations as they are now operated, with the exception of the KSTJ Tower Lease and a lease for a transmitter site for WBYU."

          New Section 5.2.12 is added to the Purchase Agreement as follows:
          "KSTJ Tower Site.  Either (a) Buyer shall be in possession of a final,
          ----------------
          fully-executed tower lease with Boulder City, Nevada in respect of a tower site at the Red Mountain Communications Site or (b) Centennial Broadcasting shall have procured consent of the landlord under the KSTJ Lease at such site for Centennial Broadcasting to continue to occupy the premises for the remaining term of said lease (and in the event of the occurrence of clause

          (b), the amendments to Schedules 1.2.3 and 1.2.4 which would otherwise have been made under Paragraph 8 of this Amendment shall not be made)."

     10.  Bylaw Amendment.  Section 4.11.8(b) is amended by adding a new clause
          ---------------
to the end thereof, reading as follows:

          "; and provided further that the Bylaws of Centennial Nevada may be amended to clarify the point that only holders of Class A stock vote for Directors, and to rename the categories of Directors as "Class I" and "Class II." "

     11.  KSTJ Upgrade.  The Spectrum Scan Agreement has been amended subsequent
          ------------
to the date of the Purchase Agreement, and the parties have agreed to the allocation of responsibilities among themselves with respect to the Technical Facility Upgrades. Accordingly, that certain letter dated June 2, 2000 from Sellers to Caroline Beasley regarding the Spectrum Scan Agreement is terminated and is of no further force and effect, and the Purchase Agreement is amended as follows:

          Section 1.5.14 of the Purchase Agreement is amended to read as follows: "Any liability in excess of $13,000 under the Settlement Agreement between Tele-Media Company of Southern California, LLC and Centennial Broadcasting executed on June 1, 2000 and June 2, 2000."

          The first clause of Section 1.8.3, which defines the Spectrum Scan Agreement, shall be amended to read as follows: "Centennial Broadcasting has entered into that certain Agreement dated as of November 24, 1998, as amended as of December 18, 1998, as further amended as of September 1, 2000, between Centennial Broadcasting and Spectrum Scan, LLC ("Spectrum Scan") and Rodney Burbridge (the "Spectrum Scan Agreement"),"

          Section 1.8.3(a) is amended to read as follows: "The KSTJ Upgrade Adjustment Amount shall be equal to the amount that Centennial Broadcasting has paid prior to the Closing Date to Spectrum Scan contemplated by the Spectrum Scan Agreement and up to $40,000 of the amount paid to Tele-Media Company of Southern California ("Tele-Media"). The parties acknowledge and agree that, as of the date of this Amendment, the amount paid by Centennial Broadcasting to Spectrum Scan is $450,000 and to Tele-Media is $27,000, and the amount of the Technical Facility Expenses incurred is zero. Centennial Broadcasting agrees to consult in good faith with Buyer before making any further payments to Spectrum Scan in accordance with the Spectrum Scan Agreement. Centennial Broadcasting shall provide Buyer, within five
          (5) days prior to the Closing, with a listing of payments to Spectrum Scan in accordance with the Spectrum Scan Agreement and payments to Tele-

          Media made, or to be made, by Centennial Broadcasting prior to Closing, and shall provide Buyer, at or prior to Closing, with reasonable proof of those payments in excess of the $477,000 described above having been made to Spectrum Scan and Tele-Media."

          Section 4.19 is amended by deleting the third sentence, and substituting the following: "Attached to this Agreement as Schedule
                                                                      --------
          4.19 is a detailed proposed budget for the KSTJ Signal Upgrade,
          ----
          including all payments required to be made under the Spectrum Scan Agreement and estimated to be made as Technical Facility Expenses, but excluding the cost of the transmitter site lease, which proposed budget is hereby approved by the parties." The new Schedule 4.19
                                                              -------------
          shall be in the form attached to this Amendment.

          Section 4.19 is further amended by deleting the seventh and eight sentences thereof in their entirety.

          There shall be added the following new sentences at the end of Section 4.19: "The parties acknowledge and agree that in order to consummate the KSTJ Signal Upgrade a new lease will be required for a new transmitter site. Centennial Broadcasting has commenced negotiations with Tower Management, Inc. for such a new lease, and has previously provided a draft of the proposed lease agreement (the "New KSTJ Lease") to Buyer. Centennial Broadcasting shall continue to negotiate the New KSTJ Lease prior to the Closing Date. If Buyer has comments on the New KSTJ Lease, it shall provide them to Centennial Broadcasting no later than 4:00 p.m. EST on December 14, 2000, and Centennial Broadcasting shall use its commercially reasonable efforts to incorporate such comments and to keep Buyer apprised of the status of its negotiations on the KSTJ Lease. Centennial Broadcasting will not execute the new KSTJ Lease prior to January 16, 2001. If the New KSTJ Lease is finalized and executed prior to the Closing Date, it shall be included among the Contracts, and the obligations and liabilities thereunder arising after the Closing Date shall be Assumed Liabilities, unless Buyer has given to Sellers a KSTJ Lease Notice prior to 5:00 p.m. EST on January 15, 2001. The requirements of
          Section 4.11.6 shall apply to the New KSTJ Lease; provided, however, that for purposes of Section 4.11.6(f) of the Purchase Agreement, the New KSTJ Lease shall not be included in calculation of the $150,000 aggregate figure."

          Section 6.1.1 is amended to add clause (m) and (n) after clause (l) as follows: "(m) the claims of any FCC licensees or owners arising out of or in connection with the rulemaking that is the subject of the Spectrum Scan Agreement and any related rulemakings; and (n) any claim by Spectrum Scan that it is not obliged to refund to Centennial Broadcasting amounts paid to Spectrum Scan under the Spectrum Scan Agreement despite the failure to complete the Upgrade (as therein defined), if that claim is based upon the earlier termination of the Spectrum Scan Agreement under Section 6(b) thereof. In the event that any Seller makes an indemnification payment under clause (m) or (n) above, then Buyer will cause Centennial Broadcasting (or its successors or assigns) to assign its claim(s) against Spectrum Scan for which indemnity payments have been made to Buyer, to the extent of such indemnity payments, to Sellers and will fully cooperate with Sellers in their prosecution of such claims. If Buyer elects to cause Centennial Broadcasting (or its successors or assigns) to pursue first any claim(s) against Spectrum Scan, then Buyer will not settle such claims without the consent of Sellers, which consent will not be unreasonably withheld."

          The fourth sentence of Section 6.1.5 is amended to read as follows:
          "The threshold provisions of this Section 6.1.5 shall not apply to any breach, misrepresentation or other violation by the representations and warranties of Sellers or the Centennial Entities contained in Sections 2.2, 2.3, 2.4, 2.5, 2.17, 2.23, 2.24 and 2.27 or to Buyer's
          right to indemnification for Losses arising under Sections 6.1.1(h),
          (i), (j), (k), (l), (m) and (n)."

     12.  Amended Schedule.  The reduction in the Purchase Price will
          ----------------
necessitate changes in certain third party payments.  Accordingly, Schedule
                                                                   --------
1.5.11 is amended by substituting a new Schedule 1.5.11 in the form attached to
------                                  ---------------
this Amendment.

     13.  Inadvertently Omitted Lease Agreement.  Buyer and Sellers
          -------------------------------------
inadvertently omitted from the schedules to the Purchase Agreement reference to the ground lease for the WRNO-FM transmitter site. Thus, the schedules to the Purchase Agreement are amended as follows:

          Schedule 1.2.3 is amended to add the following item #42 on page 4:
          --------------

"Roman Catholic Church WRNO transmitter ground lease     12/31/2081     Not
Required      X"

          Schedule 1.2.4 is amended to add the following item #10 on page 2:
          --------------
          "Sublease Agreement dated November 7, 1983 between The Roman Catholic Church of the Archdiocese of New Orleans, Educational Broadcasting Foundation, Inc. Joseph M. Costello (predecessor in interest to Centennial Broadcasting), and Edmond Muniz."

                                  ARTICLE II
                               OTHER AGREEMENTS

     1. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

     2. Except as specifically provided herein, the Purchase Agreement shall remain in full force and effect, and the provisions thereof are ratified and confirmed.

     3. This Amendment may be signed in any number of counterparts with the same effect as if the signatures on each counterpart were on the same instrument.

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regarding to the choice of law rules utilized in that jurisdiction.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by a respective duly authorized officer or representative as of the date first above written.


                                   BUYER:
                                   -----

                                   BEASLEY MEZZANINE HOLDINGS, LLC


                                   By:  /s/ Caroline Beasley
                                      -------------------------------------
                                        Caroline Beasley
                                        Secretary

                                   SELLERS:
                                   -------


                                        /s/ Steven Watts
                                   ----------------------------------------
                                   STEVEN WATTS


                                        /s/ Allen Shaw
                                   ----------------------------------------
                                   ALLEN SHAW


                                        /s/ Gordon Gray, Jr.
                                   ----------------------------------------
                                   GORDON GRAY, JR.


                                   GORDON GRAY 1956 LIVING TRUST f/b/o
                                   GORDON GRAY, JR.


                                   By:  /s/ Gordon Gray, Jr.
                                      -------------------------------------
                                        Gordon Gray, Jr.
                                        Individual Trustee


                                   CENTENNIAL BROADCASTING NEVADA, INC.


                                   By:  /s/ Allen Shaw
                                      -------------------------------------
                                        Allen Shaw
                                        President and CEO

                                   CENTENNIAL BROADCASTING, LLC


                                   By:  /s/ Allen Shaw
                                      -------------------------------------
                                        Allen Shaw
                                        Member


                                   CENTENNIAL BROADCASTING LICENSE, LLC

                                   By:  Centennial Broadcasting, LLC
                                        Its Member


                                   By:  /s/ Allen Shaw
                                      -------------------------------------
                                        Allen Shaw
                                        Member